NEWS RELEASE                                                      EXHIBIT NO. 99

From:             Citizens First Bancorp, Inc.
Contact:          Marshall J. Campbell
                  Chairman
Corporate Office: 525 Water Street
                  Port Huron, Michigan 48060
Telephone:        (810) 987-8300

                          CITIZENS FIRST BANCORP, INC.
                    ANNOUNCES THIRD QUARTER RESULTS FOR 2004

FOR IMMEDIATE RELEASE:


         PORT HURON, MICHIGAN, NOVEMBER 9, 2004. Citizens First Bancorp, Inc. (the "Company")(Nasdaq: CTZN), the holding company for Citizens First Savings Bank (the "Bank")and Metro Bancorp, Inc. ("Metrobank"), today announced net income for the third quarter of 2004 of $2.2 million ($.28 per share), down 26.2 percent from $3.0 million ($.38 per share) reported in the third quarter of 2003.

DIVIDENDS

         On October 28, 2004 the Company's Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on November 26, 2004 to stockholders of record on November 11, 2004.

FINANCIAL CONDITION

         Total assets were $1.349 billion at September 30, 2004, an increase of $254.8 million, or 23.3 percent, from December 31, 2003. On a consolidated basis, net loans outstanding increased $197.0 million, or 21.2 percent, during the same time period, while cash and cash equivalents increased by $9.8 million, or 29.2 percent. Investment securities increased $17.9 million, or 22.5 percent.

         Total liabilities increased $251.2 million to $1.187 billion for the third quarter of 2004, from December 31, 2003. Total deposits increased $184.4 million, or 24.6 percent. FHLB borrowings increased $35.6 million, or 20.6 percent as a result of increased borrowings to fund loan growth.

         Nonperforming loans at September 30, 2004 were $8.3 million, an increase of $4.4 million or 113.0 percent from December 31, 2003. The increase was primarily due to $3.5 million in nonperforming loans at Metrobank.

         Stockholders' equity increased $3.6 million from $158.2 million at December 31, 2003, to $161.8 million at September 30, 2004 due to net income and an increase in unearned and deferred compensation obligations offset by the payment of dividends and a decrease of $500,000 in unrealized gains on available for sale securities.


Results of Operations

    Net income for the three months ended September 30, 2004 decreased $781,000, or 26.2%, to $2.2 million from $3.0 million for the previous period. Net income for the nine months ended September 30, 2004 decreased $3.4 million, or 36.2%, to $6.0 million from $9.5 million for the previous period. This decrease was primarily due to a decrease of $2.4 million or 27.9% in noninterest income, a $8.2 million or 39.4% increase in noninterest expense, partially offset by a $5.2 million or 19.5% increase in net interest income after provision for loan losses and a $2.0 million or 39.3% decrease in federal income tax expense due to lower pre-tax income. Included in net income for the three and nine months ended September 30, 2004 is Metrobank net losses of approximately $276,000 and $21,000, respectively, primarily due to core deposit intangible amortization and losses recognized in the sale of securities.

    Net interest income, after provision for loan losses, for the three months ended September 30, 2004 increased $1.9 million, or 21.3%, to $10.8 million from $8.9 million at September 30, 2003 primarily due to a $2.6 million, or 17.4%, increase in total interest income due to prime rate increases of 75 basis points and growth in the loan portfolio offset by a $607,000, or 10.5%, increase in interest expense due to the current interest rate environment and the cost of funds to meet loan demand. Net interest income, after provision for loan losses, for the nine months ended September 30, 2004 increased $5.2 million, or 19.5%, to $31.8 million from $26.6 million at September 30, 2003. The increase was primarily due to a $6.2 million, or 14.7%, increase in interest income on loans due to growth and increased attention to growth of the commercial loan portfolio.

    Noninterest income for the three months ended September 30, 2004 decreased $1.0 million, or 36.0%, primarily due to the decrease of $1.2 million in income from mortgage banking activities offset by an increase of $451,000 in service charges and other fee income. Noninterest income for the nine months ended September 30, 2004 decreased $2.4 million or 27.9%, primarily due to the decrease of $4.6 million in income from mortgage banking activities. This decline is due primarily to a decrease in gains from the reduction of the sale of fixed-rate residential mortgage loans to third parties as a result of increased interest rates from the same period in 2003. The current interest rate environment and refinancing levels are significantly different when compared to the same period last year. The decrease in the mortgage banking activities approximates the expectation of management and is experienced throughout the financial institution industry. Management continues to implement various competitive strategies to lessen the impact from this decrease in refinanced loans. Additionally during the first quarter of 2004, approximately $400,000 was charged against noninterest income due to funds not transferred to the Freddie Mac custodial account on a timely basis. Additionally, noninterest income increased $526,000 due to a customary review and a rebalancing of our investment securities portfolio.

    Noninterest expense for the three months ended September 30, 2004 increased $2.2 million or 31.3% to $9.3 million, compared to $7.1 million in the three months ended September 30, 2003. The increase was primarily due to an increase of $353,000 in professional fees due to increased regulatory and compliance costs. The Company is currently documenting and testing its internal controls as required of publicly traded entities by the Sarbanes-Oxley Act. Office occupancy and equipment increased $390,000 related to an increase in depreciation expense due to renovations at various branches and the main office and as a result of lease payments for branch offices of Metrobank. Compensation and employee benefits increased $133,000 due to increases to wages and additions of staff due to the Metrobank acquisition offset by reduced health insurance premiums due to changing health insurance companies in early September. According to SFAS No. 112, Employers' Accounting for Postemployment Benefits, the accrual related to the Company's future estimated obligation was reduced due to this reduction in premiums paid on behalf of former employees and directors by approximately $300,000. Also contributing to the increase in noninterest expense was a $27,000 increase in advertising and business promotion expenses associated with general advertising and costs to enter the Oakland county market through Metrobank.

    Noninterest expense for the nine months ended September 30, 2004 increased $8.2 million or 39.4%, to $29.0 million compared to $20.8 million in the nine months ended September 30, 2003. The increase was primarily due to an increase in office occupancy and equipment of $1.7 million as discussed above and compensation and employee benefits increased $1.5 million due to increases to wages, additions of staff due to the Metrobank acquisition and increased direct costs of employee benefits. Also contributing to the increase in noninterest expense was a $827,000 increase in professional fees due to reasons discussed above, a $495,000 increase related to the amortization of the core deposit intangible (Note 5), and an increase in and other noninterest expenses of $1.8 million due to general operating expenses and increased expenses as a result of the acquisition of Metrobank.

         Citizens First Bancorp, Inc., through its subsidiaries Citizens First Savings Bank and Metrobank, currently serves its customers from 20 full service-banking offices in St. Clair, Sanilac, Huron, Lapeer and Oakland counties.

         Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as "intend," "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank's market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                          CITIZENS FIRST BANCORP, INC.
          RESULTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               Unaudited
                                                          Three Months Ended
                                                             September 30,
                                                         2004            2003
                                                       --------        --------
Net Interest Income                                    $ 11,275        $  9,270

Provision for Loan Losses                                   470             360

Net Interest Income after Provision                      10,805           8,910

Total Noninterest Income                                  1,839           2,875
Total Noninterest Expense                                 9,297           7,081
                                                       --------        --------

Income before Income Taxes                                3,347           4,704
Income Tax Expense                                        1,142           1,718
                                                       --------        --------
Net Income                                             $  2,205        $  2,986
                                                       ========        ========

Net Interest Margin                                        3.65%           3.45%
Return on Average Assets                                   0.66%           1.14%
Return on Average Equity                                   5.49%           7.88%

Basic Earnings Per Share                               $   0.28        $   0.38
Diluted Earnings Per Share                             $   0.28        $   0.38



                          CITIZENS FIRST BANCORP, INC.
          RESULTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               Unaudited
                                                           Nine Months Ended
                                                             September 30,
                                                         2004            2003
                                                       --------        --------
Net Interest Income                                    $ 32,550        $ 27,689

Provision for Loan Losses                                   758           1,080

Net Interest Income after Provision                      31,792          26,609

Total Noninterest Income                                  6,324           8,765
Total Noninterest Expense                                28,968          20,785
                                                       --------        --------

Income before Income Taxes                                9,148          14,589
Income Tax Expense                                        3,113           5,126
                                                       --------        --------
Net Income                                             $  6,035        $  9,463
                                                       ========        ========

Net Interest Margin                                        3.58%           3.38%
Return on Average Assets                                   0.62%           1.20%
Return on Average Equity                                   5.02%           8.33%

Basic Earnings Per Share                               $   0.77        $   1.20
Diluted Earnings Per Share                             $   0.76        $   1.20

                          CITIZENS FIRST BANCORP, INC.
                   CONSOLIDATED BALANCE SHEET (IN THOUSANDS)

                                                       Unaudited
                                                      September 30,  December 31,
                                                          2004           2003
                                                       ----------     ----------
Total Cash and Cash Equivalents                        $   43,473     $   33,647
Securities Available for Sale                              97,608         79,672
Loans Held for Sale                                           252          1,984
Loans, Net                                              1,127,890        929,201
Federal Home Loan Bank Stock                               11,972          9,416
Accrued Interest and Other Assets                          22,276         17,072
Goodwill and other intangibles, net                        13,719           --
Premises and Equipment, net                                31,855         23,268
                                                       ----------     ----------
Total Assets                                           $1,349,045     $1,094,260
                                                       ==========     ==========

Deposits                                               $  932,975     $  748,531
FHLB Advances                                             208,118        172,534
Bank line of credit                                        10,000           --
Other Liabilities                                          36,202         15,008

Total Liabilities                                       1,187,295        936,073

Stockholders' Equity                                      161,750        158,187
                                                       ----------     ----------

Total Liabilities and Stockholders' Equity             $1,349,045     $1,094,260
                                                       ==========     ==========